Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Northwest Pipe Company and Subsidiaries of our report dated March 30, 2007 relating to the financial statement and financial statement schedule, for the year ended December 31, 2006, which appears in the Northwest Pipe Company’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon
April 16, 2009